EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

•Form S-8 No. 333-117272 pertaining to common stock and other equity interests issuable under various employee benefit plans
•Form S-8 No. 333-161603 pertaining to common stock and other equity interests issuable under various employee benefit plans
•Form S-8 No. 333-203597 pertaining to common stock and other equity interests issuable under the Regions Financial Corporation 2015 Long Term Incentive Plan
•Form S-8 No. 333-216230 pertaining to common stock issuable under the Regions Financial Corporation 401(k) Plan
•Form S-8 No. 333-251818 pertaining to deferred compensation obligations under the Regions Financial Corporation Directors’ Deferred Investment Plan and the Regions Financial Corporation Non-Qualified Excess 401(k) Plan
•Form S-3 ASR No. 333-262964 pertaining to the registration of debt and equity securities of our reports dated February 23, 2024, with respect to the consolidated financial statements of Regions Financial Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Regions Financial Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

Birmingham, Alabama
February 23, 2024